LCC International, Inc.
Net Income (Loss) per share calculation
Exhibit 11
(in 000's, except for per share amounts)



                                                  Year Ended                                 Year Ended
                                                   12/31/95                                   12/31/96
                                       ---------------------------------       --------------------------------------
                                       Pro-Forma               Per Share       Pro-Forma                    Per Share
                                       Net Income   Shares      Amount         Net Loss        Shares         Amount
                                       ---------------------------------       --------------------------------------
BASIC EPS
Net income (loss) available to
  common shareholders                  $  4,729     11,364      $   0.42       $ (20,769)      12,211       $  (1.70)
                                                                ========                                    =========

EFFECT OF DILUTIVE SECURITIES
Convertible debt                            816      2,841                             -            -
Stock option plans                            -          -                             -            -
                                       -------------------                     ----------------------

DILUTIVE EPS
Net income available to
  common shareholders                  $  5,545     14,205      $   0.39       $ (20,769)      12,211       $  (1.70)
                                       =================================       ======================================

                                                  Year Ended
                                                   12/31/97
                                       ---------------------------------
                                         Net                   Per Share
                                       Income       Shares      Amount
                                       ---------------------------------
BASIC EPS
Net income available to
  common shareholders                  $  7,575     14,740      $   0.51
                                                                ========
EFFECT OF DILUTIVE SECURITIES
Convertible debt                              -          -
Stock option plans                            -      1,215
                                       -------------------

DILUTIVE EPS
Net income available to
  common shareholders                  $  7,575     15,955      $   0.47
                                       =================================

         NOTES:       1.    The Company's convertible debt, which is
                            convertible into 2.8 million shares of the Company's Class A Common Stock, was outstanding during calendar 1996 and 1997, but was not included in the computation of diluted earnings per share because the effect of which would have been anti-dilutive.

                      2. Options to purchase 2.8 million shares of Class A Common Stock were outstanding during 1996, but were not included in the computation of diluted earnings per share because the effect of which would have been anti-dilutive.